
<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                           0000786622
<NAME>                          KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>               Dec-31-1999
<PERIOD-END>                    Jun-30-1999
<CASH>                            3,577,626
<SECURITIES>                     51,813,251<F1>
<RECEIVABLES>                       353,117
<ALLOWANCES>                              0
<INVENTORY>                               0
<CURRENT-ASSETS>                    341,629<F2>
<PP&E>                                    0
<DEPRECIATION>                            0
<TOTAL-ASSETS>                   56,085,623
<CURRENT-LIABILITIES>                 9,000
<BONDS>                                   0
<PREFERRED-MANDATORY>                     0
<PREFERRED>                               0
<COMMON>                         55,410,905<F3>
<OTHER-SE>                          665,718<F4>
<TOTAL-LIABILITY-AND-EQUITY>     56,085,623
<SALES>                                   0
<TOTAL-REVENUES>                  2,131,212<F5>
<CGS>                                     0
<TOTAL-COSTS>                             0
<OTHER-EXPENSES>                    296,499<F6>
<LOSS-PROVISION>                          0
<INTEREST-EXPENSE>                        0
<INCOME-PRETAX>                   1,834,713
<INCOME-TAX>                              0
<INCOME-CONTINUING>               1,834,713
<DISCONTINUED>                            0
<EXTRAORDINARY>                           0
<CHANGES>                                 0
<NET-INCOME>                      1,834,713
<EPS-BASIC>                             0<F7>
<EPS-DILUTED>                             0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $28,888,318 and
    Mortgage-Backed  Securities ("MBS") of $22,924,933.

<F2>Includes  prepaid  acquisition  fees and expenses of $844,252 net of accumulated amortization of $624,009 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $209,666.

<F3>Represents  total equity of General Partners and Limited  Partners.
    General Partners deficit of ($239,408) and Limited Partners equity of $55,650,313.

<F4>Unrealized gains on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $50,530 of amortization of prepaid fees and expenses.

<F7>Net  income  allocated  $55,041 to the General  Partners and  $1,779,672 to
    the Limited Partners. Average net income per Limited Partner interest is $.24 on 7,500,099 Limited Partner interests outstanding.

